                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Matthew Kelpy, has authorized and designated Julie Jacobs, Damien Atkins, Erin Tulk and Uche Ndumele to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Julie Jacobs, Damien
Atkins, Erin Tulk and Uche Ndumele under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his or her ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Julie Jacobs, Damien
Atkins, Erin Tulk and Uche Ndumele are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.

                                        By:  /s/ Matthew Kelpy
                                             -----------------------------------
                                        Name: Matthew Kelpy

                                        Date: August 29, 2011